CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 10, 2020 on the consolidated financial statements of Jewett-Cameron Trading Company Ltd., which comprise the consolidated balance sheets as at August 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended August 31, 2020 and 2019, and notes, comprising of significant accounting policies and other explanatory information, which are incorporated by reference in this registration statement on Form S-8.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

December 4, 2020